Exhibit 99.1

NEWS RELEASE

Contacts: Formula Emily Porter or Kelly Hamor 619.234.0345

Vertis Communications Grace Platon 800.365.8957

VERTIS COMMUNICATIONS ANNOUNCES TERMINATION
OF LETTER OF INTENT

BALTIMORE (October 1, 2007)—Vertis Communications (“Vertis”) today announced that it has terminated the letter of intent of July 21, 2007 and as amended on August 14, 2007 with ACG Holdings, Inc. relating to the proposed merger between Vertis Communications and ACG Holdings, Inc.

The agreement of September 13, 2007 between Vertis Inc., American Color Graphics, Inc., and ACG Holdings, Inc. and certain Consenting Noteholders expired by its terms on September 29, 2007.

Vertis conveyed an offer with a deadline of midnight on September 30, 2007 and received no affirmative response.  Vertis therefore terminated the letter of intent, but is prepared to entertain further discussions.

About Vertis Communications
Vertis Communications (“Vertis”) is a premier provider of print advertising, direct marketing solutions, and related value added services to America’s leading retail and consumer services companies.  Vertis delivers marketing programs that create strategic value for clients by using creative services, color management technologies, proprietary research, customer targeting expertise, premedia and media services, combined with its world-class printing expertise. Headquartered in Baltimore with over 100 locations in the U.S., Vertis Communications has been recognized as one of Fortune magazine’s “Most Admired Companies” in advertising and marketing. For more information, visit www.vertisinc.com.

This press release may contain forward-looking statements. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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Vertis Communications 250 West Pratt Street | Baltimore, MD 21201 | 800.577.3569 © 2007 Vertis, Inc.	www.vertisinc.com